2014 First Quarter Conference Call

Operator

Welcome to the OurPet’s Company 2014 first quarter conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow management’s remarks. (Operator issues instructions). As a reminder, this conference call is being recorded.

Scott Mendes, Chief Financial Officer

Thank you, Sachi. Following this afternoon’s market close we issued our 2014 first quarter earnings release which is also available on our website.

The information provided during today’s call contains forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Some factors that could cause the results or outcomes to differ are presented in our 2013 Form 10-K and in other company SEC filings, as well as today’s earnings release.

Our remarks will include certain references to the non-GAAP financial measure of EBITDA and adjusted EBITDA. EBITDA is defined as net income, plus interest expense, plus income tax expense, plus depreciation and amortization expense. Adjusted EBITDA also includes non-cash compensation expenses. The investment community has often requested these EBITDA calculations to help them evaluate performance. Accordingly, management has chosen to provide these disclosures. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or (loss), or any component thereof, in accordance with GAAP. There is a table in our first quarter 2014 earnings release which includes specific detail concerning these non-GAAP financial measures.

Management’s remarks for this afternoon’s call will be presented by, in order of speaking; Dr. Steve Tsengas, Chairman and CEO, and then I will review our financial results for the first three months of 2014. I will now turn the call over to Dr. Steve Tsengas.

Dr. Steve Tsengas—President and CEO

Thank you, Scott. Good afternoon and thank you for participating in today’s conference call. I want to begin my remarks today by acknowledging that the 2014 first quarter results were below our expectations. We planned and expected better performance and had positioned our business to support a higher level of revenue growth. Several factors had a temporary, adverse impact on our quarterly financial results.

The headwinds we faced during the first three months of 2014 have been largely mitigated by improved weather conditions since the end of March 2014 which is benefiting consumer spending and consumer sentiment, especially by customers at our largest accounts. Additionally, we have implemented actions to accelerate implementation of the company’s dual brand growth plans during the remainder of 2014. We remain optimistic that our 2014 full-year results will achieve record net revenue and record earnings per share.

Substantial investments have been made concerning the roll-out of our dual brand strategy, which has required increased business and product development expense. As we move beyond this initial phase, we expect to leverage these investments through increased sales while maintaining a relatively stable fixed cost structure. We are carefully monitoring selling and marketing expenses required to penetrate key markets in the United States and overseas where there is increased interest in our growing lines of branded products.

Shipments of PetZone® branded products to Food, Mass and Drug customers are expected later this quarter. We continued to expand our presence nationally in this market with the addition of new customers during the 2014 first quarter.

We are encouraged by the growth in net revenue related to branded products offered through E-Commerce where we achieved a 27 percent increase in year-over-year sales. We plan to further increase the number of our branded products included in Amazon’s online store and complement some of them with online videos to visually inform customers about key product attributes.

Current and prospective customers showed considerable interest in our dual brand strategy at last month’s Global Pet Expo. This included new product introductions that have led to scheduled presentations with buyers beginning later this month at leading retail companies and additional grocery chains.

Our new proprietary Corknip™ line of cat toys and accessories, which was also introduced at Global Pet Expo, has received positive customer feedback and favorable industry reviews. We plan to begin shipping these products before the end of the second quarter. Another recent product introduction, catnip gel, received the Editor’s Choice new product award.

Following considerable investment in our development of a complete line of feline waste and odor control products, we launched the SmartScoop™ Automatic Litter Box, the EZ Scoop™ Semi-Automatic Litter Box, the Fresh Scoop™ litter box and odorLESS™ disposable litter box products at Global Pet Expo. These products received considerable attention from a wide variety of domestic and international customers. These additions to our feline waste and odor control products category are expected to achieve solid sales growth throughout the remainder of this year. An independent test lab recently evaluated the improved SmartScoop™ Automatic Litter Box against various competitors and our product won the most accolades for being the most reliable, easiest to clean and maintain, quietest and the overall best value.

The future is bright for OurPet’s Company. We are working diligently to execute our dual brand growth strategy and are pleased with responses thus far from current and prospective customers in multiple sales channels. Everyone in the company is focused on growing sales and increasing profitability.

I will now turn the call over to Scott Mendes.

Scott Mendes-Chief Financial Officer

Thank you, Steve. Several factors caused our results to be below budget for the first three months of 2014. Extreme weather conditions in multiple regions of the United States affected retail sales and order rates from customers. Also, as Steve noted, the roll-out of our dual brand strategy occurred later than initially planned which pushed planned sales to later in the year. With these issues behind us, we look forward to stronger performance during the remainder of 2014.

The 3.5 percent increase in net revenue to $5.2 million dollars for the 2014 first quarter reflected modest improvement over a year ago. As weather conditions persisted throughout most of the first quarter, order rates declined as our customers also dealt with the impact of these challenging conditions. Increased promotions were pursued to help reduce the shortfall in quarterly revenue from plan. The most significant sales variance occurred in the pet specialty sales channel due to the delayed launch of our broader line of SmartScoop® products.

We are currently positioned in the market with a full line of these products, which should benefit our performance during the remainder of 2014 and beyond. Net revenue in the Food Drug & Mass market increased 7 percent, while E-Commerce net revenue was 27 percent higher than the 2013 first quarter. Strong growth was achieved in the toys and accessories product lines.

Gross profit for the 2014 first quarter increased 6.8 percent to just over $1.5 million dollars from slightly less than $1.5 million dollars for the same period last year. The gross profit increase of approximately $100 thousand dollars benefited from the year-over-year sales increase and lower fixed operating costs. Certain higher than budgeted manufacturing and freight costs associated with our entry into the private label value brand market plus the lower margin sales related to promotions affected the year-over-year comparisons. Gross profit margin increased 90 basis points to 29.8 percent for the 2014 first quarter from 28.9 percent a year ago.

Higher SG&A expenses related to the roll-out of our growth strategy, including business and product development, plus expenses for increased penetration of markets in the United States and select international markets more than offset the 2014 first quarter gross profit improvement. As a result, income from operations decreased to about $240 thousand dollars for the quarter or approximately 21 percent below the same period last year.

Income before taxes was nearly $216 thousand dollars for the first quarter versus $305 thousand dollars a year ago primarily due to higher SG&A expenses and lower other income compared to a year ago, partially offset by slightly lower interest expense.

Income tax expense was similar for the first quarter of 2014 and 2013 at $81 thousand dollars. Our book tax rate was 37.6 percent for the first three months of 2014 versus 26.6 percent a year ago.

Net Income was about $134 thousand dollars for the first quarter of this year compared to approximately $234 thousand dollars last year. Earnings per share were 1 cent for the first quarter for 2014 and 2013.

EBITDA was $404 thousand dollars for the 2014 first quarter 2014 versus $509 thousand dollars for the same period of the prior year. Depreciation and amortization expense for the first three months of 2014 was $17 thousand dollars below a year ago. A reconciliation of EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements. Adjusted EBITDA was approximately $410 thousand dollars for the 2014 first quarter versus $518 thousand dollars for the same period last year.

This concludes my remarks. I will now turn the call over to the operator for your questions.

QUESTION AND ANSWER

Operator (Provides instructions)

Questions and answers

Ladies and gentlemen, we have reached the end of our conference time. I’d like to turn the call back over to Dr. Steve Tsengas for his closing comments.

Dr. Steve Tsengas

Thank you, Sachi. At the conclusion of my prepared remarks on last quarter’s conference call I noted that based on the actions we have taken to strengthen our infrastructure and talent over the past few years coupled with our growing, innovative product portfolio, that we believe 2014 can be a breakout year. Unplanned headwinds, particularly related to the severe weather in the first quarter plus issues associated with the dual brand product roll-out are now largely behind us. Despite the slower than anticipated start in the first quarter we still believe that 2014 can be a record year for our company and we look forward to keeping you informed of our progress.

We appreciate your participation on today’s conference call and look forward to sharing our 2014 second quarter results with you in a few months. Scott will now provide final instructions for the call.

Scott Mendes

Thank you, Steve. A replay of this conference call will be available on the Company’s website, www.ourpets.com, within the Corporate Investors section. This concludes the call and you may now disconnect your telephone line. Good bye.